Exhibit 15.13

PT INDOSAT Tbk

Audit Committee Charter

General

1.	PT INDOSAT Tbk (the Company) is a company listed on the Indonesia Stock Exchange (IDX) and is subject to certain rules and regulations of the Indonesian Financial Services Authority/OJK (formerly BAPEPAM-LK), IDX, and to a certain extent and period, regulations of the U.S. Securities and Exchange Commission (SEC).

2.	The AC is a committee of the Board of Commissioners (BOC). Its primary function is to assist the BOC in fulfilling its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with capital markets and other regulations which are relevant for the operation of the Company, (c) the qualifications, the independence and effectiveness of the Company’s public accountants (External Auditor), (d) the performance of the Company’s internal auditing department (Internal Auditor).

3.	Pursuant to the requirements of the abovementioned authorities, the Audit Committee (AC) is primarily responsible for overseeing the following:

a.	audited annual financial statements and the Annual Report (including annual reports filed on Form 20-F as required by the SEC rules);

b.	financial information to be published, including quarterly financial statements; and

c.	internal controls over financial reporting.

4.	In performing its duties and responsibilities, the AC shall observe relevant Company’s Code of Ethics.

5.	The AC relies on information provided by the BOD and all designated individuals who work with and/or report to BOD (“Management”) as well as the External Auditor in carrying out its oversight responsibilities.

Duties and Responsibilities

6.	The AC is appointed and authorized by the BOC to assist BOC in fulfilling certain of its oversight responsibilities. As such, the AC exercises the authority and power delegated to it by the BOC in accordance with:

a.	the prevailing statutes, laws and regulations, as well as the Indonesian capital market laws, rules and regulations, including guidelines issued by Indonesian Stock Exchange (“IDX”) and to a certain extent and period, regulations of the SEC;

b.	the Company’s Articles of Association and

c.	any specific assignment from BOC.

7.	The AC shall oversee the following:

a.	Financial Statements or Information – The integrity of the published Company’s financial statements and any other published financial information.

b.	Internal Controls – The functioning of the Company’s system of internal controls over financial reporting, including familiarization with established policies of the related enterprise risk management.

c.	Assurance Activities – The functions of the Internal Auditor and External Auditor, which include:

(1)	recommendation on the appointment of the Head of Internal Audit function;

(2)	a review on Internal Audit Charter;

(3)	a review on Internal Auditor’s annual work plan, including its budget and staffing, its implementation and, when considered necessary, monitor Management’s follow up of its findings;

(4)	recommendation on the appointment of External Auditors based on their independence, scope and fee, and their eligibility with respect to firm and partner and partner rotation;

(5)	review External Auditor’s audit plan and its results to ensure that the audit has been conducted in a manner consistent with auditing standards and prevailing laws and regulations, and discuss audit problems and issues and, when considered necessary, monitor Management’s follow ups;

(6)	pre - approve all services, other than audit services, to be provided by the External Auditors, including their associated firms and individuals;

(7)	ensuring the hiring policies for employees and former employees of the External Auditor are in place and meet the requirements of the applicable laws and regulations;

(8)	providing independent opinion in the event there are disputes between Management and External Auditor regarding the audit assignment;

(9)	review the implementation of the BOC and BOD total compensation packages.

8.	Compliance – The AC shall review the Company’s compliance with prevailing laws and regulations relevant to its operations, including Capital Markets Laws.

9.	Complaints – The AC shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential anonymous submission by the employees of the Company and other parties of concerns regarding questionable accounting or auditing matters.

10.	Conflict of Interest – The AC shall advise BOC on any potential conflict of interests relating to the Company.

Authorization

11.	Direct Access – The AC is authorized to have access to, within its scope of responsibilities, to:

•	the Company’s data, information and documents with regard to employees, funds, assets and Company’s resources;

•	directly communicate to employees including BOD and those with internal audit function, risk management and External Auditors relating to the duties and responsibilities of the AC;

•	seek advice and any other assistance from independent parties, when necessary, at the expense of the Company.

Confidentiality

12.	AC members are obligated to maintain the confidentiality of all documents, data and information of the Company at all times.

Composition

13.	The AC will consist of five (5) individuals, comprise of at least three independent commissioners and two individuals from outside of the Company.

14.	The Chairman of the AC shall be an independent commissioner appointed by BOC.

15.	All AC members must satisfy the requirements of both OJK and SEC applicable rules and regulations, and at least one of them shall meet the criteria of a “financial expert” as defined by OJK and SEC.

16.	The term of AC members shall be no longer than that of BOC as stipulated in the Company’s Articles of Association and can only be extended for 1 (one) additional term. Despite the maximum term as stated above, BOC may determine an earlier termination. Such termination shall be notified at least 1 (one) month prior to the effective date.

17.	In the event that a member of the AC is unable to perform its duties, for whatever reasons, the BOC shall appoint a new AC member within a maximum period of 3 (three) months.

Audit Committee Working Group

18.	“AC Working Group” (ACWG) is a group established by BOC which members are appointed by the AC to assist AC in executing its duty as stated in this Charter. The ACWG consists of at least 2 (two) AC members and one or more independent advisor designated by AC. The independent advisors could be appointed for a certain period of time. ACWG shall conduct discussions, inquiries or investigations, on behalf of AC, as a preparation for

AC meetings or any follow ups of resolutions. It also performs any specific task assigned by the AC.

19.	Chairman of ACWG is appointed by the AC.

Meetings

20.	Formal AC meetings shall be conducted at least 4 (four) times a year. Additional meetings may be convened as required, including those conducted by the ACWG. The Chairman of the AC shall approve the agenda prior to the meeting and to inform to all AC members and other participants prior to the meeting day.

21.	Resolutions of a meeting shall be made based on consensus, however any dissenting opinions shall be noted in the minutes of meeting.

22.	The AC shall meet at least annually with Management, Head of Internal Auditor and External Auditor in separate executive sessions to discuss any matter that the AC or each of these groups believe should be discussed privately.

23.	The AC may conduct its meetings by telephone or video conference and any resolutions made have to be minuted and signed by all participating members.

24.	All meetings, including ACWG meetings shall be recorded in the minutes of meetings. A copy of minutes of each meeting, and the written consent for action taken by circular resolution will be maintained by the AC Secretary. The minutes must be signed by all members in attendance and distributed to all members.

25.	The Secretary of the BOC shall act as the Secretary of the AC and ACWG.

26.	Each member of the AC shall have 1 (one) vote. More than half of the members, but not less than 3 (three) members, and must include the AC Chairman, one of which must be an independent commissioner, shall constitute a quorum. If the quorum is not met, the meeting shall not be commenced. The AC shall be authorized to take any permitted action only by affirmative vote of a majority in the case a consensus cannot be reached. In the event that there is a tie in votes, the Chairman of the AC shall have a casting vote. The AC may also adopt binding resolutions without convening a meeting, provided that the issues have been notified to and signed by all AC members as evidence of their approval.

Reporting

27.	The AC shall prepare a report of its activities annually for inclusion in the Company’s Annual Report.

28.	The AC shall report to BOC on results of every tasks assigned by BOC.

Amendments to Charter

29.	The AC shall review and update the AC Charter annually.

30.	In the case of any conflict between this Charter and prevailing regulations including the Capital Markets Laws, the enacted regulations will prevail.

Assessments

31.	The AC shall perform a self assessment annually to assess its performance against the Charter.

Effective Date

32.	This Charter shall be effective as of 4 Sept 2013 and, therefore, the previous charter dated October 31, 2012 is declared null and void as of the effective date of this Charter.

Approved by,

On behalf of the Board of Commissioners,

/s/ Sheikh Abdullah M. Al Thani
Sheikh Abdullah M. Al Thani Chairman

Acknowledged by

/s/ Richard F. Seney
Richard F. Seney Chairman of the AC